Exhibit 10.12

April 19, 2012

Mr. Michael Bell

Dear Mike,

Singulex, Inc. (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer (CFO) beginning May 7, 2012.  You will report directly to me.

You represent that you will not be employed with any other employer on or after your start date with the Company, and that you are not a party to any employment contract or agreement which contains restrictive covenants, including but not limited to, non-compete, non-solicit, or non-disclosure covenants.  If you become aware of any such employment obligation(s), you agree to disclose the terms and restricted period(s) immediately and provide the Company with the terms of such other employment and/or copies of any such contracts or agreements.

Your annual base salary will be $275,000, payable bi-weekly, less payroll deductions and all required withholdings.  You will also be entitled to participate in a discretionary revenue-based bonus incentive plan (prorated the first year of your employment) based upon the terms of the Short-Term Incentive Plan (STIP) approved by the Board of Directors for 2012.  Your target award opportunity under the Plan is 40%.  Any bonus awarded to you will be payable after the close of fiscal year 2012, and be weighted against 70% corporate goals and 30% individual goals.  Fiscal 2012 corporate metrics are revenue and EBITDA (each weighted 50%).  Your individual objectives will be used for measuring the individual component of your 2012 bonus opportunity.  The STIP requires a minimum performance level be achieved prior to any award of a bonus.  If threshold performance is missed, any payout will be discretionary. The STIP also provides for increased bonuses should we exceed our plan of record in revenue and EBITDA.

The Company will reimburse you (in accordance with the Company’s standard expense reimbursement policy) for any reasonable, pre-approved out-of-pocket expenses incurred by you in the normal performance of your job duties, including but not limited to cell phone and remote access costs, plus a per-mile reimbursement for actual miles traveled for Company business purposes (as determined from time-to-time by the Company’s Finance Department, currently $0.55).  The Company will provide you with a laptop computer to use during the term of your employment for the sole purpose of conducting Company business.  Any out-of-pocket expenditure exceeding $500 must be preapproved by your direct supervisor.

1650 Harbor Bay Parkway, Suite 200	Office: 510.814.9000
Alameda, California 94502 USA	Fax: 510.995-9095
www.singulex.com

You will be eligible on June 1, 2012, to participate in the Company’s health and welfare programs, as well as the Company’s 401(K) Plan.  You will also be eligible to accrue 15 days of paid time off each year (accrued at the rate of ten hours per month starting with your first full payroll period).  The Company currently has ten paid holidays.

The Company will also grant you, subject to Board of Directors approval at the Board Meeting following your actual start date, an option to purchase 400,000 shares of stock per the Company’s equity incentive plan, subject to compliance with federal and state securities laws.  The actual price of the option will be set at the Board Meeting.  Your options will vest per the stock option agreement’s vesting schedule, retroactively to your first full month of employment.  Continued employment is a condition to vesting.

The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire.  To assist us in complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9) dating it with the date of your first day of work.  You also need to be prepared to provide documents that satisfy the requirements of Part 2 of the I-9 Form; either one from List A or one from List B and one from List C.  The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

As a Company employee, you will be expected to abide by Company policies and procedures and are required to sign and comply with a Confidential Information and Employee Invention Assignment Agreement.

You represent that your employment for the Company does not and will not breach any agreements or duties to a former employer or any other third party.  In your work for the Company, you will be expected not to make any unauthorized use or disclosure to the Company of any confidential information, including trade secrets, of any former employer or other party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company or developed by you in the course of your work for the Company.  You agree that you will not bring onto the Company premises any unpublished documents, confidential information or property belonging to any former employer or other party to whom you have an obligation of confidentiality, unless consented to in writing by such party.

Your employment with the Company will be at will.  This means that you may terminate your employment at any time and for any reason whatsoever and, similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

Unless otherwise prohibited by law, all disputes, claims, and causes of action (including, but not limited to, any claims of statutory discrimination or harassment of any type, contract claims, and tort claims), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules.  You understand and agree that this provision waives your right to a jury trial or to administrative agency resolution of such claims.  This arbitration shall be held in the San Francisco Bay Area.  In addition to any other form of relief that may be granted in arbitration (including, without limitation, monetary or injunctive relief), the arbitrator shall award reasonable attorneys’ fees to the prevailing party.  Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the other provisions of this paragraph, claims of breach of the Proprietary Information and Inventions Agreement shall be resolved through the ordinary litigation process and not through arbitration.

This letter constitutes the entire agreement between you and the Company related to the subject matter hereof, it supersedes any other agreements or promises by anyone, whether oral or written; and it can only be modified in a written agreement signed by you and a duly authorized Company officer.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  In addition, this offer of employment is contingent upon the successful and satisfactory completion of the Company’s verification of your references.

If you accept employment at the Company under the terms described above, please sign and date one copy of this letter, and return it to me, along with one copy of the enclosed Confidential Information and Employee invention Assignment Agreement.  This offer will remain open until April 23, 2012, at which time it will expire if not previously accepted.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Philippe Goix

Philippe Goix
President and CEO

Accepted:

/s/ Michael Bell	22 April 2012
Michael Bell	Date